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                                                                   EXHIBIT 10.10

May 5, 2003

Mr. Peter Clemens
Chief Financial Officer
Halsey Drug Company
695 North Perryville Road
Rockford, IL  61107

Dear Peter:

We are aware that Halsey Drug Company is in the process of seeking to attract significant funding from outside investors to meet its near term capital requirements. Care Capital LLC, Essex Woodlands Health Ventures and Galen Partners III, L.P. (the "Investors") encourages this effort and, in order to help facilitate this process and provide additional support to the financial stability of the Company, the Investors are willing to provide a level of financial assistance as may be required to help the Company meet working capital needs through the remainder of the 2003 fiscal year ending December 31, 2003. This willingness is based on the Investors' assumption that Halsey's projected needs will not exceed a total of $8.6 million during such period, assuming no other funding is raised.

If the Company completes an equity financing of $8.6 million or more prior to the end of 2003, this commitment will expire at that time. If less then $8.6 million is raised in the financing and if a portion of the shortfall is nevertheless required for the Company to meet its near term capital requirements, the Investors will be committed to provide such shortfall, limited to $2 million from Galen Partners III, L.P., $4.6 million from Essex Woodlands Health Ventures, and $2 million from Care Capital LLC, on terms mutually acceptable to Halsey and the Investor group.

Sincerely,

Galen Partners III, L.P.   Care Capital LLC          Essex Woodlands Health
                                                     Ventures Fund V, L.P.

/s/ Bruce F. Wesson        /s/ David R. Ramsay       /s/ Immanuel Thangaraj
--------------------       -------------------       ----------------------
Bruce F. Wesson            David R. Ramsay           Immanuel Thangaraj
General Partner            Partner                   Managing Director